Exhibit 99.1


NEWS RELEASE                                             Contact:  Tom Armstrong
For Immediate Release                                               203/749-7174

                            BANKRUPTCY COURT APPROVES

                            SALE OF CANNONDALE ASSETS

(BETHEL, CT - April 8, 2003) Cannondale (BIKEQ.PK) announces that on March 28, 2003 the U.S. Bankruptcy Court for the District of Connecticut (Bridgeport Division) approved the Asset Purchase Agreement by and between Cannondale and Pegasus Partners II, L.P. ("Pegasus"). Pursuant to the terms of the Asset Purchase Agreement, substantially all of Cannondale's assets, including the Company's bicycle and motorsports divisions are to be purchased by affiliates of Pegasus. The sales of the assets of both divisions were conducted pursuant to an auction under Section 363 of the United States Bankruptcy Code and will be sold free and clear of all liens, claims, interests and encumbrances. The Company anticipates closing the asset purchases prior to the end of April 2003.

Cannondale filed a voluntary petition for chapter 11 bankruptcy protection on January 29, 2003. Cannondale's largest secured creditor, Pegasus had agreed in late January to act as the "stalking horse" bidder in the sale. At that time, Pegasus stated its commitment to working with current management and operating the bicycle business as a going concern. Pegasus has indicated that it does not intend to operate the motorsports division.

Based on the terms of the Asset Purchase Agreement, the Company believes that there will be insufficient funds from the proceeds of the asset sale to fully satisfy the claims of its creditors. Accordingly, Cannondale also believes that its equity has no value and that its existing stockholders will not receive any distributions on account of their shares of common stock in connection with the resolution of the bankruptcy case.

Cannondale is the world's leading manufacturer of innovative, high-performance, lightweight aluminum bicycles, successfully marketing its bicycles and cycling accessories in more than 70 countries worldwide.

Pegasus Capital Advisors, L.P., based in Greenwich, Connecticut, is a private equity investment firm with approximately $800 million under management.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the ability of the Company to close a definitive agreement with Pegasus Partners II, L.P.; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the


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Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company's liquidity or results of operations; the ability of the Company to attract and retain customers; as well as those risks and uncertainties discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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